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OFFICE OF TECHNOLOGY TRANSFER	NILA BHAKUNI DIRECTOR

July 29, 2008

Mr. Charles Provini
President
Natcore Technology, Inc.
47 Club Way
Red Bank, New Jersey 07701

RE:	Amendment to the License Agreement between Natcore Technology, Inc., and William Marsh Rice University (Agreement #OTT LA 04-4-001)

Dear Mr. Provini:

Per our conversation, this tetter confirms our understanding and agreement to amend that certain license agreement dated March 31, 2004, between Natcore Technology, Inc., and William Marsh Rice University (“License Agreement”) as follows:

Article 9.1 is amended in its entirety to read as follows:

(a)

License shall procure and maintain in full force and effect, from the Effective Date of this Amendment through September 30, 2008, commercial general liability insurance of not less than US $3,000,000 (THREE MILLION US DOLLARS) per occurrence and US $3,000,000 (THREE MILLION US DOLLARS) in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

(b)

From October 1, 2008, throughout the term of this Agreement, Licensee shall procure and maintain in full force and effect commercial general liability insurance for a minimum amount of US $5,000,000 (FIVE MILLION US DOLLARS) per occurrence and US $5,000,000 (FIVE MILLION US DOLLARS) in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement. Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

(c)	Licensee’s sublicensees shall procure and maintain in full force and effect, throughout the Term of This Agreement, commercial general liability insurance for

RICE UNIVERSITY • OFFICE OF TECHNOLOGY TRANSFER. • MS 705
6100 MAIN STREET, HOUSTON, TEXAS 77005
PHONE (713) 348-6231 Fax (713) 348-6289 E-Mail: bhakuni@rice.edu a minimum amount of US $5,000,000 (FIVE MILLION US DOLLARS) per occurrence and US $5,000,000 (FIVE MILLION US DOLLARS) in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for sublicensee’s indemniifaction obligations under this Agreement. Sublicensees shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which sublicensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

All other provisions of the License Agreement shall remain in full force and effect..

Please indicate your agreement to amend the License Agreement as set forth above, effective July 29, 2008, by signing where indicated below and returning a copy to my attention.

Sincerely,

Nila D. Bhakuni

Agreed and accepted:

Charles Provini
President,
Natcore Technology, Inc.